EXHIBIT 3(i) - b

Please include a typed           MAIL TO:                   For Office Use Only
self-addressed envelope.    Secretary of State
                           Corporations Section
MUST BY TYPED            1560 Broadway, Suite 200      19991083740 M  $25.00
FILING FEE: $25.00          Denver, CO  80202          SECRETARY OF STATE
MUST SUBMIT TWO COPIES       (303) 894-2251            05-03-99 13:29
                        Fax  (303) 894-2242

                                 ARTICLES OF AMENDMENT
                          TO THE ARTICLES OF INCORPORATION
Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST: The name of the corporation is: NEWSLINK NETWORK TDS, INC.

SECOND: The following amendment to the Articles of Incorporation was adopted on April 29, 1999 as prescribed by the Colorado Business Corporation Act, in the manner marked with an X below:
_____X______ No shares have been issued or Directors Elected - Action by Incorporators
___________    No shares have been issued but Directors Elected - Action by
Directors
___________    Such amendment was adopted by the Board of Directors where shares have been issued and shareholder action was not required.
___________    Such amendment was adopted by a vote of the shareholders.  The number of shares voted for the amendment was sufficient for approval.

THIRD:   If changing corporate name, the new name of the corporation is
WESTSPHERE ASSET CORPORATION, INC.

FOURTH: The manner, if not set forht in such amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the amendment shall be effected, is as follows:
If these amendments are to have a delayed effective date, please list that date:
_____________
(Not to exceed ninety (90) days from the date of filing)

/s/ DOUG MACDONALD
-------------------------------------------------
Signature
Title: Presdent